MUNDER SERIES TRUST
AGREEMENT AND PLAN OF REORGANIZATION
       THIS AGREEMENT AND PLAN OF REORGANIZATION (Agreement) is made as of this 11th day of February, 2009, by Munder Series Trust, a Delaware statutory trust (MST), with its principal place of business at 480 Pierce Street, Birmingham, Michigan 48009, on behalf of the Munder Bond Fund (Acquiring Fund), a separate series of MST, and the Munder Intermediate Bond Fund (Acquired Fund), also a separate series of MST.

       This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of
       Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (Code). The reorganization and liquidation will consist of (1) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of Class A, B, C, K, R and Y shares of the Acquiring Fund (Acquiring Fund Shares) corresponding to the classes of outstanding shares of beneficial interest of the Acquired Fund (Acquired Fund Shares), as described herein, (2) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and (3) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided herein (Reorganization), all upon the terms and conditions hereinafter set forth in this Agreement.

	WHEREAS, the Acquired Fund and the Acquiring Fund are each a series of MST,
	a registered investment company classified as a management investment company
	of the open-end type under the Investment Company Act of 1940, as amended
	(1940 Act), and the Acquired Fund owns securities that generally are
	 assets of the character in which the Acquiring Fund is permitted to invest;

	 WHEREAS, the Trustees of MST have determined, with respect
        to the Acquiring Fund, that the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the
       Acquired Fund for Acquiring Fund Shares
       and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquiring Fund and that the interests of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction; and

	WHEREAS, the Trustees of MST also have determined, with respect to the
	Acquired Fund, that the sale, assignment, conveyance, transfer and delivery
	of all of the property and assets of the Acquired Fund for Acquiring Fund
	Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquired Fund and that the interests of the existing shareholders of the Acquired
        Fund would not be diluted as a result of this transaction;

       NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. 	TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING FUND IN
EXCHANGE FOR ACQUIRING FUND SHARES, THE ASSUMPTION OF ALL ACQUIRED FUND LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND

       1.1. 	Subject to requisite approvals and the other terms and
conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to sell, assign, convey, transfer and deliver all of the property and assets of the Acquired
Fund, as set forth in paragraph 1.2, to the Acquiring Fund, and the Acquiring Fund agrees in exchange therefore: (a) to deliver to the Acquired Fund the number of full and fractional Class A, B, C, K, R and Y Acquiring Fund Shares determined by dividing the value of the Acquired Funds net assets with respect to each corresponding class of Acquired Fund Shares, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Acquiring Fund Share of the corresponding class, computed in the manner and as of the time and date set forth in paragraph 2.2; and (b) to assume all liabilities of the Acquired Fund, as set forth in paragraph 1.3. Such transactions shall take place on the date of the closing provided for in paragraph 3.1 (Closing Date).

       1.2. 	The property and assets of MST attributable to the Acquired Fund to be acquired by the Acquiring Fund shall consist of all property and assets, including, without limitation, all rights, cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Valuation Date as defined in paragraph 2.1 (collectively, Assets). The Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund any rights, stock dividends, or other securities, if any, received by the Acquired Fund after the Closing Date as stock dividends or other distributions on or with respect to the Assets transferred, which rights, stock dividends, and other securities shall be deemed included in the Assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued, in which case any such distribution that remains unpaid and/or has not been received by the Acquired Fund as of the Closing Date shall be included in the determination of the value of the Assets of the Acquired Fund acquired by the Acquiring Fund.

       1.3. 	The Acquired Fund will make reasonable efforts to discharge all of its known liabilities and obligations prior to the Valuation Date. The Acquiring Fund shall assume all of the liabilities of the Acquired Fund, whether accrued or contingent, known or unknown, existing at the Valuation Date (collectively, Liabilities). On or as soon as practicable prior to the Closing Date, the Acquired Fund will declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all (and in no event less than 98%) of its investment company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain (after reduction for any available capital loss carryover), if any, for the current taxable year through the Closing Date.

       1.4. 	Immediately following the actions contemplated by paragraph 1.1,
MST shall take such actions necessary to complete the liquidation of the Acquired Fund. To complete the liquidation, MST, on behalf of the Acquired Fund, shall (a) distribute to the Acquired Funds shareholders of record with respect to each class of its shares as of the Closing as defined in paragraph 3.1 (Acquired Fund Shareholders), on a pro rata basis within that class, the Acquiring Fund Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1, and (b) completely liquidate. Such distribution and liquidation will be accomplished, with respect to each class of the Acquired Funds shares, by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund
Shareholders.  The aggregate net asset value of Class A, B, C, K,
R and Y Acquiring Fund Shares to be so credited to Class A, B, C, K, R and Y Acquired Fund Shareholders, respectively, shall, with respect to each class, be equal to the aggregate net asset value of the Acquired Fund Shares of the corresponding class owned by Acquired Fund Shareholders on the Closing Date.
All issued and outstanding Acquired Fund Shares will simultaneously be canceled on the books of the Acquired Fund. The Acquiring Fund will not issue certificates representing the Class A, B, C, K, R and Y Acquiring
Fund Shares in connection with the Reorganization.

       1.5. 	Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Funds Transfer Agent, as defined in paragraph 3.3 hereof.

       1.6. 	Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (Commission), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

2. 	VALUATION

       2.1. 	The value of the Assets shall be the value of such Assets as of the close of business of the New York Stock Exchange and after the declaration of any dividends on the Closing Date (such time and date being also referred to herein as the Valuation Date), computed using the valuation procedures set forth in the Acquired Funds then current prospectus and statement of additional information, each as may be supplemented, and valuation procedures established by MSTs Board of Trustees.

       2.2. 	The net asset value of each Class A, B, C, K, R and Y Acquiring
Fund Share shall be the net asset value per share computed with respect to that class as of the Valuation Date, computed using the valuation procedures set forth in the Acquiring Funds then current prospectus and statement of additional information, each as may be supplemented, and valuation procedures established by MSTs Board of Trustees.

       2.3. 	The number of the Class A, B, C, K, R and Y Acquiring Fund
Shares to be issued (including fractional shares, if any) in exchange for the Acquired Funds Assets shall be determined with respect to each such class by dividing the value of the net assets with respect to the A, B, C, K, R and Y Acquired Fund Shares, as the case may be, determined using the same valuation procedures referred to in paragraph 2.1, by the net asset value of a corresponding Acquiring Fund Share, determined using the same valuation procedures referred to in paragraph 2.2.

       2.4. 	All computations of value shall be made by State Street Bank and Trust Company, in its capacity as sub-administrator for MST, and shall be subject to confirmation by Munder Capital Management (MCM), MSTs administrator.

3. 	CLOSING AND CLOSING DATE

       3.1. 	The Closing Date shall be March 27, 2009, or such other date as the parties may agree. All acts taking place at the closing of the transactions provided for in this Agreement (Closing) shall be deemed to take place simultaneously as of the close of business on the Closing
Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m., Eastern Time. The Closing shall be held at the offices of MST.

       3.2. 	MST shall direct State Street Bank and Trust Company, as
custodian for the Acquired Fund (Custodian), to deliver to MST at the Closing a certificate of an authorized officer of the Custodian stating that (a) the Assets of the Acquired Fund have been delivered in proper form to the Acquiring Fund within two business days prior to or on the Closing Date, and
(b) State Street has paid such amounts, or set aside such amounts necessary for payment, as it has been instructed by an authorized person of the Funds under the Custody Agreement. The Acquired Funds portfolio securities represented by a certificate or other written instrument shall be presented by the Custodian to those persons at the Custodian who have primary responsibility for the safekeeping of the assets of the Acquiring
Fund, as the Custodian also serves as the custodian for the Acquiring Fund. Such presentation shall be made for examination no later than five business days preceding the Closing Date, and such certificates and other written instruments shall be transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Custodian shall deliver to those persons at the Custodian who have primary responsibility for the safekeeping of the assets of the Acquiring Fund as of the Closing Date by book entry, in accordance with the customary practices of the Custodian and of each securities depository, as defined in Rule .17f 4 under the 1940 Act, in which the Acquired Funds Assets are deposited, the Acquired Funds
Assets deposited with such depositories. The cash to be transferred by the Acquired Fund shall be delivered by wire transfer of Federal funds on the Closing Date.

       3.3. 	MST shall direct PNC Global Servicing Inc., in its capacity as transfer agent for MST (Transfer Agent), to deliver to MST at the Closing a certificate of an authorized officer of the Transfer Agent stating that its records contain the names and addresses of each Acquired Fund Shareholder and the number and percentage ownership of outstanding Class A, B, C, K, R and Y shares owned by each such shareholder immediately prior to the Closing. The Secretary of MST shall confirm that (a) the appropriate number of Acquiring Fund Shares have been credited to the Acquired Funds account on the books of the Acquiring Fund pursuant to paragraph 1.1 prior to the actions contemplated by paragraph 1.4, and (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Shareholders on the books of the Acquiring Fund pursuant to paragraph 1.4. At the Closing MST shall execute such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as necessary to effect the Reorganization.

       3.4. 	In the event that on the Valuation Date (a) the New York Stock
Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an Exchange) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Board of Trustees of MST, accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

4. 	REPRESENTATIONS AND WARRANTIES

       4.1. 	Except as has been fully disclosed to the Acquiring Fund prior to the date of this Agreement in a written instrument executed by an officer of MST, MST, on behalf of the Acquired Fund, represents and warrants to the Acquiring Fund as follows:

             (a) 	The Acquired Fund is duly organized as series of MST,
which is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with power under MSTs Declaration of Trust, as amended from time to time (Declaration), to own all of its Assets and to carry on its business as it is now being conducted;

             (b) 	MST is a registered investment company classified as a
management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Class A, B, C, K, R and Y Acquired Fund Shares under the Securities Act of 1933, as amended (1933 Act), is in full force and effect;

             (c) 	No consent, approval, authorization, or order of any
court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (1934 Act), the 1940 Act and state securities laws;

             (d) 	The current prospectus and statement of additional
information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940
Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

             (e) 	On the Valuation Date, MST, on behalf of the Acquired
Fund, will have good and marketable title to the Assets of the Acquired Fund and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, MST, on behalf of the Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act;

             (f) 	The Acquired Fund is not engaged currently, and the
execution, delivery and performance of this Agreement will not result, in (i) a material violation of MSTs Declaration or ByLaws or of any agreement, indenture, instrument, contract, lease or other undertaking to which MST, on behalf of the Acquired Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which MST, on behalf of the Acquired Fund, is a party or by which it is bound;

             (g) 	All material contracts or other commitments of the
Acquired Fund (other than this Agreement and certain investment contracts including options, futures, and forward contracts) will terminate without liability to the Acquired Fund on or prior to the Closing Date;

             (h) 	No litigation or administrative proceeding or
investigation of or before any court or governmental body is presently pending or, to MSTs knowledge, threatened against MST, with respect to the Acquired Fund or any of its properties or Assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. MST, on behalf of the Acquired Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

             (i) 	The Statement of Assets and Liabilities, Statements of
Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund at June 30, 2008 have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, and are in accordance with accounting principles generally accepted in the United States of America
(GAAP) consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

             (j) 	Since June 30, 2008, there has not been any material
adverse change in the Acquired Funds financial condition, Assets, l iabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness other than in the ordinary course in accordance with the Acquired Funds investment restrictions. For the purposes of this subparagraph (j), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Funds liabilities, or the redemption of Acquired Fund Shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

             (k) 	On the Closing Date, all federal and other tax returns,
dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best knowledge of MST, no such return is currently under audit and no assessment has been asserted with respect to such returns;

             (l) 	For each taxable year of its operation (including the
taxable year ending on the Closing Date), the Acquired Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been (or will be) eligible to and has computed (or will compute) its federal income tax under Section 852 of the Code, and will have distributed all of its investment company taxable income (computed without regard to any deduction for dividends paid) and net capital gain (as defined in the Code) that has accrued through the Closing Date, and before the Closing Date will have declared dividends sufficient to distribute all of its investment company taxable income (computed without regard to any deduction for dividends paid) and net capital gain (after reduction for any available capital loss carryover) for the period ending on the Closing Date;

             (m) 	All issued and outstanding Acquired Fund Shares are, and
 on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by MST and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other securities laws. All of the issued and outstanding Acquired Fund Shares will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph
3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired
Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares;

             (n) 	The execution, delivery and performance of this
Agreement and the transactions contemplated herein have been duly authorized by all necessary action, if any, on the part of the Trustees of MST, on behalf of the Acquired Fund, and this Agreement constitutes a valid and binding obligation of MST, on behalf of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights and to general equity principles; and

             (o) 	The information to be furnished by the Acquired Fund for
use in registration statements, and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority, Inc.), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

       4.2. 	Except as has been fully disclosed to the Acquired Fund prior to the date of this Agreement in a written instrument executed by an officer of MST, MST, on behalf of the Acquiring Fund, represents and warrants to the Acquired Fund as follows:

             (a) 	The Acquiring Fund is duly organized as a series of
MST, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, with power under MSTs Declaration to own all of its properties and assets and to carry on its business as it is now being conducted;

             (b) 	MST is a registered investment company classified as
a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of the Class A, B, C, K, R and Y Acquiring Fund Shares under the 1933 Act, is in full force and effect;

             (c) 	No consent, approval, authorization, or order of any
court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities laws;

             (d) 	The current prospectus and statement of additional
information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

             (e) 	The Acquiring Fund is not engaged currently, and the
execution, delivery and performance of this Agreement will not result, in
(i) a material violation of MSTs Declaration or By Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which MST, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which MST, on behalf of the Acquiring Fund, is a party or by which it is bound;

             (f) 	No litigation or administrative proceeding or
investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against MST, with respect to the Acquiring Fund or any of the Acquiring Funds properties or assets, that, if adversely determined, would materially and adversely affect the Acquiring Funds financial condition or the conduct of its business. MST, on behalf of the Acquiring Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Funds business or its ability to consummate the transactions herein contemplated;

             (g) 	The Statement of Assets and Liabilities, Statements
of Operations and Changes in Net Assets and Schedule of Investments of the Acquiring Fund at June 30, 2008 have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, and are in accordance with GAAP consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

             (h) 	Since June 30, 2008, there has not been any material
adverse change in the Acquiring Funds financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness other than in the ordinary course in accordance with the Acquiring Funds investment restrictions. For purposes of this subparagraph (h), a decline in net asset value per share of the Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of Acquiring Fund liabilities, or the redemption of Acquiring Fund Shares by shareholders of the Acquiring Fund, shall not constitute a material adverse change;

             (i) 	On the Closing Date, all federal and other tax
returns, dividend reporting forms, and other tax related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best knowledge of MST, no such return is currently under audit and no assessment has been asserted with respect to such returns;

             (j) 	For each taxable year of its operation (including
the taxable year that includes the Closing Date), the Acquiring Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been eligible to (or will be eligible to) and has computed (or will compute) its federal income tax under Section 852 of the Code, and has distributed all of its investment company taxable income and net capital gain (as defined in the Code) for periods ending prior to the Closing Date;

             (k) 	All issued and outstanding Acquiring Fund Shares are,
and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by MST and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other applicable federal and state securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares;

             (l) 	The execution, delivery and performance of this
Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action, if any, on the part of the Trustees of MST, on behalf of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of MST, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights and to general equity principles;

             (m) 	The Class A, B, C, K, R and Y Acquiring Fund Shares
to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable by the Acquiring Fund; and

             (n) 	The information to be furnished by the Acquiring Fund
for use in the registration statements, and other documents that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

5. 	COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

       5.1. 	The Acquiring Fund and the Acquired Fund each will operate
its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

       5.2. 	The Acquired Fund covenants that the Class A, B, C, K, R and Y
Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

       5.3. 	Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund each will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

       5.4. 	The Acquiring Fund and the Acquired Fund each shall use its
reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

       5.5. 	MST, on behalf of the Acquired Fund, shall execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as may be necessary or desirable in order to (a) vest in and confirm (i) the title and possession of MST, on behalf of the Acquired Fund, of the Acquiring Fund Shares to be delivered hereunder, and (ii) the title and possession of MST, on behalf of the Acquiring Fund, of all the Assets, and (b) otherwise to carry out the intent and purpose of this Agreement.

       5.6. 	The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

6. 	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

       The obligations of MST, on behalf of the Acquired Fund, to consummate the transactions provided for herein shall be subject, at MSTs election, to the performance by MST, on behalf of the Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

       6.1. 	All representations and warranties of MST, on behalf of the
Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

       6.2. 	MST, on behalf of the Acquiring Fund, shall have executed and delivered to the Acquired Fund an Assumption of Liabilities, certified by an officer of the Acquiring Fund, dated as of the Closing Date, pursuant to which MST, on behalf of the Acquiring Fund, assumes all the Liabilities of the Acquired Fund existing on the Valuation Date;

       6.3. 	MST, on behalf of the Acquiring Fund, shall have delivered to the Acquired Fund a certificate executed by MSTs President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that the representations and warranties of MST, on behalf of the Acquiring Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement;

       6.4. 	MST, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by MST, on behalf of the Acquiring Fund, on or before the Closing Date; and

       6.5. 	The number of full and fractional Class A, B, C, K, R and Y
Acquiring Fund Shares to be issued in connection with the Reorganization shall have been calculated in accordance with paragraph 1.1.

7. 	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

       The obligations of MST, on behalf of the Acquiring Fund, to complete the transactions provided for herein shall be subject, at MSTs election, to the performance by MST, on behalf of the Acquired Fund, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

       7.1. 	All representations and warranties of MST, on behalf of the
Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

       7.2. 	MST shall have delivered to the Acquiring Fund a statement of the Assets and Liabilities of the Acquired Fund, as of the Closing Date, certified by the Treasurer of MST;

       7.3. 	MST, on behalf of the Acquired Fund, shall have delivered to the
 Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that the representations and warranties of MST, on behalf of the Acquired Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement;

       7.4. 	MST, on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by MST, on behalf of the Acquired Fund, on or before the Closing Date;

       7.5. 	The number of full and fractional Class A, B, C, K, R and Y
Acquiring Fund Shares to be issued in connection with the Reorganization shall have been calculated in accordance with paragraph 1.1; and

       7.6. 	The Acquired Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (a) all of its investment company taxable income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 4:00 p.m. Eastern time on the Closing Date; and (b) any undistributed investment company taxable income and net realized capital gains from any period to the extent not otherwise already distributed.

8. 	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND
AND THE ACQUIRED FUND

       If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to MST, on behalf of the Acquired Fund or MST, on behalf of the Acquiring Fund, MST may, at its option, refuse to consummate the transactions contemplated by this Agreement:

       8.1. 	On the Closing Date no action, suit or other proceeding
shall be pending or, to MSTs knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

       8.2. 	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by MST to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund; and

       8.3. 	MST shall have received the opinion of Dechert LLP, counsel
to MST, addressed to MST substantially to the effect that, based upon certain facts, assumptions and representations, the transaction contemplated by this Agreement shall constitute a tax-free reorganization for federal income tax purposes. The delivery of such opinion is conditioned upon receipt by Dechert LLP, counsel to MST, of representations it shall request of MST. Notwithstanding anything herein to the contrary, MST may not consummate the transactions contemplated by this Agreement if this condition is not satisfied.

9. 	INDEMNIFICATION

       9.1. 	MST, out of the Acquiring Funds assets and property
(including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Acquired Fund from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that such indemnification by the Acquiring Fund is not in violation of any applicable law.

       9.2. 	MST, out of the Acquired Funds assets and property (including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Acquiring Fund from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that such indemnification by the Acquired Fund is not in violation of any applicable law.

10. 	BROKERAGE FEES AND EXPENSES

       10.1. 	MST, on behalf of the Acquiring Fund and on behalf of the
Acquired Fund, represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein, other than any brokerage fees and expenses in connection with the Reorganization as set forth in paragraph 10.2.

       10.2. 	The expenses relating to the proposed Reorganization will be borne solely by MCM and its affiliates. No such expenses shall be borne by the Acquired Fund or the Acquiring Fund, except for brokerage fees and expenses incurred in connection with the Reorganization. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, legal fees, accounting fees, and securities registration fees. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a regulated investment company within the meaning of Section 851 of the Code.

11. 	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

       11.1. 	MST has not made any representation, warranty or covenant, on behalf of either the Acquired Fund or the Acquiring Fund, not set forth herein, and this Agreement constitutes the entire agreement between the Acquiring Fund and the Acquired Fund with respect to the Reorganization.

       11.2. 	The representations, warranties and covenants contained in this
Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing and the obligations of the Acquired Fund and Acquiring Fund in Sections 9.1 and
9.2 shall survive the Closing.

12. 	TERMINATION

       This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of MSTs Board of Trustees, at any time prior to the Closing Date, if circumstances should develop that, in its opinion, make proceeding with the Agreement inadvisable.

13. 	AMENDMENTS

       This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of MST.

14. 	HEADINGS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

       14.1. 	The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       14.2. 	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

       14.3. 	This Agreement shall bind and inure to the benefit of the
parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

       14.4. 	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer.
MUNDER SERIES TRUST,
on behalf of the Munder Small-Mid Cap Fund
By:
	Stephen J. Shenkenberg
	Vice President & Secretary

MUNDER SERIES TRUST,
on behalf of the Munder Mid-Cap Core Growth Fund
By:
	Stephen J. Shenkenberg
	Vice President & Secretary

With respect to Paragraph 10.2 of this Agreement, Accepted and Acknowledged by:
MUNDER CAPITAL MANAGEMENT
By:
	Peter K. Hoglund
	Chief Financial Officer






4